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                                                                    EXHIBIT 7(C)





                           TELE-COMMUNICATIONS, INC.
                                5619 DTC Parkway
                           Englewood, Colorado  80111





                                                                   June 16, 1997




Dr. John C. Malone
[Home Address]

Dear Dr. Malone:

         I refer to that certain Exchange Agreement, dated the date hereof (the "Exchange Agreement"), between Daniel L. Ritchie, as Personal Representative of the Estate of Bob Magness, Deceased (the "Estate"), and Tele-Communications, Inc. ("TCI"). As you are aware, pursuant to the Exchange Agreement TCI will exchange (the "Exchange") 30,545,864 newly-issued shares of Tele-Communications, Inc. Series A TCI Group Common Stock, par value $1.00 per share ("Series A TCI Group Stock"), for an equal number of shares of Tele-Communications, Inc. Series B TCI Group Common Stock, par value $1.00 per share ("Series B TCI Group Stock"), owned by the Estate. The shares of Series B TCI Group Stock so acquired from the Estate will be held by TCI as treasury stock.

         In consideration of your waiving the rights of first refusal you have with respect to the Exchange under that certain letter agreement, dated June 17, 1988, among Bob Magness, Kearns-Tribune Corporation and you (the "Letter Agreement"), this will confirm our agreement that at any time and from time to time prior to June 30, 1999, you shall have the right to acquire from TCI up to 30,545,864 of the shares of Series B TCI Group Stock acquired from the Estate in exchange for either (or any combination of) (i) shares of Series A TCI Group Stock owned or controlled by you, with any such exchange to be made on a one-for-one basis, or (ii) cash in an amount per share equal to the average of the closing sales prices of the Series B TCI Group Common Stock on the National Market tier of The Nasdaq Stock Market during the five Nasdaq
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trading days immediately preceding your giving notice to TCI of your intention to acquire shares of Series B TCI Group Common Stock hereunder.

                                                Very truly yours,

                                                TELE-COMMUNICATIONS, INC.


                                                By: /s/ Stephen M. Brett
                                                   ----------------------------
                                                Title:


Accepted and Agreed:


/s/ John C. Malone
-----------------------------
John C. Malone